EXHIBIT 99.1



  AT THE COMPANY:
  Jeff Herrmann
  Chief Financial Officer
  (847) 247-9400                                      FOR IMMEDIATE RELEASE

  TELULAR ANNOUNCES MANDATORY CONVERSION OF PREFERRED STOCK

  VERNON HILLS, IL-October 18, 1999-Telular Corporation (Nasdaq: WRLS) today announced that the 11,350 outstanding shares of its 5% Series A Convertible Preferred Stock will automatically convert into an aggregate of approximately 2.1 million shares of common stock today. The preferred stock converts into common stock at a post-split fixed price of $8.00 per common share plus accrued dividends paid in the form of approximately 700,000 shares of common stock valued at the weighted average closing bid price of common stock for the 30 consecutive days preceding conversion.

  Following the conversion of the Series A Preferred Stock into common stock, Telular will have approximately 11.7 million shares of common stock outstanding.

  The company has received a notice from two holders of preferred stock, NP Partners and Olympus Securities, Ltd., that they are disputing Telular's calculation of the number of shares of common stock to which they are entitled, on the grounds that the conversion price floor contained in the Certificate of Designations does not apply on the mandatory conversion date. The company does not agree with this interpretation, and has so indicated to those holders. Although NP Partners and Olympus Securities have not indicated the number of additional shares to which they believe they are entitled, the company has calculated that if the conversion price floor did not apply, they and the other holders would be entitled to an aggregate of approximately 3.4 million additional shares.

  Telular Corporation is a leader in the design and manufacturing of Fixed Wireless Terminals. Telular's proprietary telecommunications interface technology enables standard phone systems, fax, computer modem or monitored alarm systems to utilize available cellular wireless service for either primary or back-up communications. Their product lines incorporate the world's leading cellular standards (GSM, TDMA, CDMA, AMPS) and are marketed worldwide. Products developed and marketed by Telular include the Phonecell and Telguard lines. Headquarted in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, Singapore and the United Kingdom. For furthur company information, visit Telular at http://www.telular.com.
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  Source:  Telular Corporation

  David P. McCauley
  Marketing Communications Manager
  Phone:  847-573-6215
  E-mail:  dmccauley@telular.com

  Please be advised that the statements made herein state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future and are forward looking comments. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the fiscal year ended September 30, 1998. Copies of these filings may be obtained by contacting the Company or the SEC.

  For furthur information regarding Telular Corporation free of charge via fax, Dial 1-800-PRO-INFO and enter WRLS.